Exhibit 10.24

EXECUTION COPY

AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) dated as of February 1, 2008 (the “Restatement Date”), between The Reader’s Digest Association, Inc., a Delaware corporation (the “Company”), and Mary G. Berner (“Executive”).

WHEREAS, the Company and the Executive entered into an Employment Agreement as to the terms of her continuing employment dated as of March 1, 2007 (the “Initial Agreement”);

WHEREAS, the Company and the Executive desire to enter into the Agreement to bring the Initial Agreement into compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and Treasury guidance thereunder as in effect from time to time (collectively hereinafter, “Section 409A”);

WHEREAS, except as otherwise expressly provided herein, this Agreement shall supersede any prior written agreement entered into between the Executive and the Company prior to the Restatement Date with respect to the subject matter hereof, including, without limitation, the Initial Agreement; and

WHEREAS the Company desires to continue to employ Executive as its Chief Executive Officer and Executive continues to be willing to serve the Company in such capacity for the period and upon such other terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as set forth below:

1. Term. (a)  Duration. The term of Executive’s employment under this Agreement was effective as of the consummation of the merger of Doctor Acquisition Co., a Delaware corporation, with the Company on March 2, 2007 (the “Effective Date”), and shall continue until the fifth anniversary of the Effective Date (the “Expiration Date”). On the Expiration Date, and on each subsequent anniversary of the Expiration Date, the term of Executive’s employment under this Agreement shall be extended for one additional year unless either party provides written notice to the other party at least 60 days prior to the Expiration Date (or any such anniversary, as applicable) that Executive’s employment hereunder shall not be so extended; provided, however, that Executive’s employment under this Agreement may be terminated at any time pursuant to the provisions of Section 4. The period of time from the Effective Date through the termination of Executive’s employment under this Agreement is herein referred to as the “Term.”

(b)  No Obligation. The parties agree and acknowledge that neither the Company nor Executive has an obligation to extend the Term or to continue employment following the Expiration Date, and each party expressly acknowledges that no promises or understandings to the contrary have been made or reached. The parties also agree and acknowledge that, should Executive and the Company choose to continue Executive’s employment for any period of time following the Expiration Date without extending the term of Executive’s employment under this Agreement or entering into a new written employment agreement, Executive’s employment with the Company shall be “at will,” such that the Company may terminate Executive’s employment at any time, with or without reason and with or without notice, and Executive may resign at any time, with or without reason and with or without notice.

(c)  Definitions. For purposes of this Agreement, the following terms, as used herein, shall have the definitions set forth below.

“Affiliate(s)” means, with respect to any specified Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person, provided that, in any event, any business in which the Company has any direct or indirect ownership interest shall be treated as an Affiliate of the Company.

“Control” (including, with correlative meanings, the terms “Controlled by” and “under common Control with”), as used with respect to any Person, means the direct or indirect possession of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Limited Affiliate(s)” means, with respect to any specified Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or with respect to Persons in the publishing or media business, is under common Control with, such specified Person, provided that, in any event, any business in which the Company has any direct or indirect ownership interest shall be treated as an Affiliate of the Company.

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, association, governmental entity, unincorporated entity or other entity.

2. Duties and Responsibilities. (a)  During the Term, Executive agrees to be employed and devote substantially all of Executive’s business time, attention and efforts to the Company and the promotion of its interests and the performance of Executive’s duties and responsibilities hereunder, upon the terms and conditions of this Agreement. Executive shall render Executive’s services hereunder as Chief Executive Officer of the Company, with the duties, responsibilities and authority commensurate with Executive’s status, including any duties and responsibilities as directed from time to time by the Board of Directors of the Company (the “Board”) consistent with Executive’s position hereunder. Executive shall report to the Board. Executive acknowledges that the Board is currently comprised of at least a majority of directors who are selected or designated by Ripplewood Holdings L.L.C. or one of its Affiliates (collectively, “Ripplewood”). As of the Effective Date and during the Term while the Company is not publicly traded, Ripplewood shall cause Executive to be appointed or elected (and re-elected, as applicable) as a member of the Board.

(b)  Place of Employment; Business Travel. During the Term, Executive’s principal place of employment shall be based initially at the Company’s Pleasantville, New York office or in New York, New York, as determined by the Board, consistent with the needs of the Company and as required in connection with the performance of Executive’s duties and responsibilities hereunder. Executive acknowledges that Executive’s duties and responsibilities shall require Executive to travel on business to the extent reasonably necessary to fully perform Executive’s duties and responsibilities hereunder.

(c)  Board Membership; No Conflict. During the Term, Executive shall not be permitted to be a member of the board of directors of any for-profit company without the consent of the Company (such consent not to be unreasonably withheld) (for all purposes under this Agreement, any required consent of the Company shall be evidenced by the written approval of the Chairman of the Board), provided that (i) Executive may serve on the board of directors of any other portfolio company in which Ripplewood has any ownership interest; (ii) Executive may continue to serve on the boards of directors listed on Exhibit A attached hereto and Executive may serve, without approval, on the boards of directors of not-for-profit entities; provided that such activities do not interfere with the performance of the Executive’s duties and responsibilities hereunder.

3. Compensation and Related Matters. (a)   Base Salary. During the Term, for all services rendered under this Agreement, Executive shall receive an aggregate annual base salary (“Base Salary”) at an initial rate of $500,000, payable in accordance with the Company’s applicable payroll practices. Base Salary shall be subject to review by the Board for increases, but not decrease, in its sole discretion and references in this Agreement to “Base Salary” shall be deemed to refer to the most recently effective annual base salary rate.

(b)  Annual Bonus. During the Term, for each fiscal year, Executive shall be paid a guaranteed annual bonus of $500,000 (the “Guaranteed Bonus”). In addition, Executive shall be eligible to earn an annual performance bonus in an amount up to 400% of Base Salary based on performance against specified objective performance criteria as set forth on Exhibit B hereto (the “Annual Bonus”). The Guaranteed Bonus, and any Annual Bonus that Executive shall actually become entitled to receive hereunder, will be payable by the Company at such time and in such manner that bonuses are paid to other senior executives of the Company, but in no event later than the end of the calendar year in which the fiscal year for which such bonus is earned ends. Nothing herein to the contrary, Executive shall be entitled to an Annual Bonus for the fiscal year ending June 30, 2007 prorated from November 1, 2006, which Annual Bonus shall be paid in calendar year 2007. Executive acknowledges that this payment has been made.

(c)  Benefits and Perquisites. During the Term, Executive shall be entitled to participate in the benefit and perquisite plans and programs, commensurate with Executive’s position, that are established by the Company from time to time for executive employees generally, subject to the terms and conditions of such plans. Executive shall also be entitled to the use of a car service when traveling between New York, NY and Pleasantville, NY. All amounts payable to Executive under this Section 3(c) shall be reimbursed as soon as practicable after Executive incurs such expense and submits documentation thereof (which shall be submitted within ninety (90) days of the incurrence of the expense), but, to the extent taxable income to Executive, in no event later than the “Short-Term Deferral Date” (as defined below).

The “Short-Term Deferral Date” shall mean, with respect to any fee or expense, the 15th day of the third month following the later of the end of the calendar year or the end of the Company’s fiscal year in which the fee or expense is incurred.

(d)  Vacation. During the Term, Executive shall be entitled to paid vacation in accordance with the Company’s vacation policies applicable to senior executives of the Company, but in no event less than four (4) weeks per year.

(e)  Business Expense Reimbursements. During the Term, the Company shall promptly reimburse Executive for Executive’s reasonable business expenses incurred in connection with performing Executive’s duties hereunder in accordance with its then-prevailing policies and procedures for expense reimbursement, which shall provide for travel and entertainment at a level commensurate with Executive’s position. In addition to the foregoing, Executive shall be entitled to reimbursement for the use of a car service when traveling between New York, NY and Pleasantville, NY. All amounts payable to Executive under this Section 3(e) shall be reimbursed as soon as practicable after Executive incurs such expense and submits documentation thereof (which shall be submitted within ninety (90) days of the incurrence of the expense), but, to the extent taxable income to Executive, in no event later than the Short-Term Deferral Date.

(f)  Stock Option. Promptly following the Effective Date, Executive shall be granted an option to purchase 3% of the outstanding shares of common stock of RDA Holding Co. (“Common Stock”) at an exercise price equal to the fair market value on the date of grant (the “Stock Option”), pursuant to the Nonqualified Stock Option Agreement the form of which is attached hereto as Exhibit C (with such changes thereto as mutually agreed by the parties). The parties agree that the Stock Option is not intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.

(g)  Restricted Stock Units. Promptly following the Effective Date, Executive shall be granted restricted stock units (“Restricted Stock Units”) with an initial value of $2 million, which will vest and pay out in accordance with the terms of the Restricted Stock Unit Agreement the form of which is attached hereto as Exhibit D (with such changes thereto as mutually agreed by the parties).

(h)  Co-investment. Executive shall be entitled to co-invest on a carry-free basis side-by-side with Ripplewood in shares of Common Stock in an amount up to $4.5 million, of which 50% shall be funded with third-party leverage guaranteed by the Company.

(i)  Legal Fees. The Company shall pay all reasonable attorneys’ fees and disbursements incurred by Executive prior to the expiration of the Term in connection with the negotiation of (i) this Agreement, and (ii) the negotiation of any other agreements documenting Executive’s initial equity arrangements with the Company and concomitant revisions of this Agreement. Any reimbursement pursuant to this Section 3(i) shall be paid to Executive promptly and in no event later than the Short-Term Deferral Date.

4. Separation from Service with the Company.

(a)  Death or Disability.

(i)  Executive’s employment shall automatically terminate upon Executive’s death. The Company may terminate Executive’s employment hereunder in the event of Executive’s “Disability” (as defined below) upon 30 days’ written notice to Executive. In the event of a termination of Executive’s employment hereunder by reason of death or by reason of Disability, the Company shall pay to Executive or her estate, as applicable, any accrued but unpaid Base Salary, accrued but unused vacation time, unreimbursed business expenses, and unpaid Annual Bonus for any completed fiscal year prior to the year of termination, and Executive or her estate shall be entitled to receive employee benefits pursuant to the terms of the benefit plans and programs applicable to terminated employees (collectively, the “Accrued Rights”). The Accrued Rights shall be payable on their normal payment dates; provided that accrued but unused vacation time shall be paid within 30 days following the date of termination of Executive’s employment. In addition, Executive shall be entitled to a pro-rata portion of the Annual Bonus for the fiscal year of termination based on actual results of the Company, which amount shall be calculated based upon a formula, the denominator of which shall be 365 and the numerator of which shall be the number of days during the fiscal year during which Executive was employed by the Company, and shall be paid at such time as annual bonuses are ordinarily paid to other senior executives of the Company in respect of the fiscal year in which Executive’s termination occurs, but in no event later than the end of the calendar year in which such fiscal year ends (the “Pro-Rata Bonus”).

(ii)  For purposes of this Agreement, “Disability” means Executive has been physically or mentally incapable for 6 consecutive months to perform her material duties hereunder. Any question as to the existence of the Disability of Executive as to which the Company and Executive shall not agree shall be determined in writing by a qualified independent physician mutually acceptable to Executive and the Company (and if Executive and the Company cannot agree as to a qualified independent physician, each shall appoint a physician and those two physicians shall select a third physician who shall make such determination in writing, which shall be final and conclusive for all purposes of this Agreement). In connection therewith, Executive agrees to submit to any medical examination(s) as may be reasonably requested by the Company for such purpose.

(b)   By the Company for Cause or By Executive Without Good Reason.

(i)  The Company may terminate Executive’s employment hereunder for “Cause” (as defined below) at any time upon 30 days’ written notice to Executive and Executive may terminate her employment hereunder without “Good Reason” (as defined below) at any time upon 30 days’ written notice to the Company. In the event the Company terminates Executive’s employment hereunder for Cause or Executive terminates her employment hereunder without Good Reason, Executive shall be entitled to her Accrued Rights and the Company shall have no further obligations to Executive under this Agreement. The Accrued Rights shall be payable on their normal payment dates; provided that accrued but unused vacation time shall be paid within 30 days following the date of termination of Executive’s employment.

(ii)  For purposes of this Agreement, “Cause” means:  (A) Executive’s willful failure to substantially perform Executive’s duties hereunder (other than due to physical or mental illness) after written notice of such failure to Executive, (B) Executive’s conviction of, or plea of guilty or nolo contendere to a felony (or the equivalent of a felony in a jurisdiction other than the United States) other than, in any case, vicarious liability or traffic violations, (C) Executive’s willful material breach of Sections 6, 7, or 9 hereof that, to the extent curable, is uncured by Executive promptly following receipt of written notice given by the Company of such breach, (D) Executive’s willful material violation of the Company’s written policies of a material nature that has a detrimental impact on the Company and that, to the extent curable, is uncured by Executive promptly following receipt of written notice given by the Company of such breach; (E) Executive’s fraud or embezzlement with respect to the Company; (F) Executive’s  misappropriation or misuse of funds or property belonging to the Company that is done in bad faith and is more than de minimis in nature; (F) Executive’s use of illegal drugs that interferes with the performance of Executive’s duties hereunder; or (G) Executive’s gross misconduct, whether or not done in connection with employment, other than an action done in the good faith belief that it was in the best interests of the Company, that materially adversely affects the business or reputation of the Company, its subsidiaries or Affiliates.

(iii)  For purposes of this Agreement, “Good Reason” means (A) any diminution in Executive’s title or position or a material diminution in Executive’s duties, authorities or responsibilities (excluding for this purpose an insubstantial or inadvertent action taken in good faith and which is remedied by the Company promptly after receipt of notice thereof given by Executive); (B) the assignment to Executive of duties inconsistent with her position (excluding for this purpose an insubstantial or inadvertent action taken in good faith and which is remedied by the Company promptly after receipt of notice thereof given by Executive); (C) any material breach by the Company of this Agreement, any Exhibit hereto or any other agreement or letter executed between the Company and the Executive simultaneously with or following the date of this Agreement that specifically provides that such agreement or letter is intended to modify or supplement this Agreement, in each case that, to the extent curable, is uncured by the Company promptly following receipt of written notice thereof from Executive; (D) any reduction of Executive’s Base Salary, Guaranteed Bonus or Annual Bonus opportunity; (E) the transfer or relocation of Executive’s principal place of employment to a location further in miles and/or travel time from New York, New York than is Pleasantville, New York; (F) any failure to re-elect Executive to the Board if the Company is not public, or to nominate Executive for election to the Board if the Company is public, or the removal of Executive from the Board other than for cause in accordance with the Company’s by-laws or in connection with a termination for “Cause” under the terms of this agreement; or (G) the failure of the Company to obtain the assumption of this Agreement by any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company and the failure to deliver a copy of the document effecting such assumption to the Executive upon Executive’s written request.

(c)  By the Company Other Than for Cause or by Executive for Good Reason. The Company may terminate Executive’s employment hereunder other than for Cause (and other than due to Disability) at any time upon thirty (30) days’ advance written notice to Executive and Executive may terminate her employment hereunder at any time upon thirty (30) days’ advance written notice to the Company. In the event of a termination of Executive’s employment hereunder by the Company other than for Cause or by Executive for Good Reason, Executive shall be entitled to her Accrued Rights (payable on their normal payment dates; provided that accrued but unused vacation time shall be paid within thirty (30) days following the date of termination of Executive’s employment) plus the following benefits (collectively, the “Separation Benefits”):  (i) a severance payment equal to two times the sum of (A) Executive’s then current Base Salary and (B) the Guaranteed Bonus, which amount shall be paid, subject to the provisions of Section 16 hereof, in a lump-sum on the 53rd day following the date of termination; (ii) a Pro-Rata Bonus, payable at such time as annual bonuses are ordinarily paid to other senior executives of the Company in respect of the fiscal year in which Executive’s termination occurs, but in no event later than the end of the calendar year in which such fiscal year ends; (iii) continuation of any fully insured health, dental and vision insurance benefits and any life insurance benefits for Executive and her dependents, for twelve (12) months following termination of employment (at a cost no less favorable than that applicable to other participants in the Company’s benefit plans during such time); (iv) subject to the provisions of Section 16 hereof, monthly payments to Executive of the difference between Executive’s share of the monthly COBRA premiums for any fully or partially self-funded health, dental and vision plan coverage provided by the Company and the active employee monthly contribution therefor, for twelve (12) months following termination of employment (provided that any such payments otherwise payable to Executive within the first 52 days following such termination shall not be paid on the otherwise scheduled payment date but shall instead accumulate and be paid on the 53rd day following the date of termination); (v) an additional twelve (12) months of vesting credit with respect to the Stock Option. Notwithstanding the foregoing, unless, on or prior to the 52nd day following the date of termination of employment, Executive shall have signed the Release of Claims in the form attached hereto as Exhibit E and such Release of Claims shall have become effective in accordance with its terms, (w) no payment shall be paid or made available to Executive under clause (i) or (iv) of this Section 4(c), (x) the Company shall be relieved of all obligations to make any further payments, or provide or make available any further benefits, to Executive pursuant to clause (ii) or (iii) of this Section 4(c), (y) Executive shall be required to repay the Company, in cash, within five (5) business days after written demand is made therefor by the Company, an amount equal to the value of any payments or benefits received by Executive pursuant to clause (ii) or (iii) of this Section 4(c) and (z) Executive shall forfeit any portion of the Stock Option that vested pursuant to clause (v) of Section 4(c). Notwithstanding anything in this Agreement to the contrary, payment of any or all of the Separation Benefits is expressly contingent upon the Executive’s continued substantial compliance with the terms and conditions of Sections 6, 7, 8 and 9 of this Agreement; provided Executive had received notice thereof and failed promptly to cure any such breach to the extent curable. Executive recognizes that, except as expressly provided in this Section 4 or pursuant to the terms of Executive’s equity grant agreements, no compensation is owed to her after termination of her employment.

(d)  Expiration of Term. If Executive’s employment shall terminate by reason of the expiration of the Term as a result of either party giving notice of non-extension of the Term to the other party pursuant to Section 1(a), Executive shall be entitled to the Accrued Rights. The Accrued Rights shall be payable on their normal payment dates; provided that accrued but unused vacation time shall be paid within 30 days following the date of termination of Executive’s employment.

(e)  Resignation from Board. Upon termination of Executive’s employment for any reason, and regardless of whether Executive continues as a consultant to the Company, upon the Company’s request Executive agrees to resign, as of the date of such termination of employment or such other date requested, from the Board and any committees thereof (and, if applicable, from the board of directors (and any committees thereof) of any subsidiary or Affiliate of the Company) to the extent Executive is then serving thereon.

(f)  Amounts Due Under Plans. Subject to the provisions hereof, the payment of any amounts accrued under any benefit plan, program or arrangement in which Executive participates shall be subject to the terms of the applicable plan, program or arrangement, and any elections Executive has made thereunder.

(g)  Waiver of Notice. The Board may waive any notice required of Executive and Executive may waive any notice required of the Company under this Section 4 without liability, penalty or cost.

5. Acknowledgments. (a)  Executive acknowledges that the Company has expended and shall continue to expend substantial amounts of time, money and effort to develop business strategies, employee and customer relationships and goodwill and build an effective organization. Executive acknowledges that Executive is and shall become familiar with the Company’s Confidential Information (as defined below), including trade secrets, and that Executive’s services are of special, unique and extraordinary value to the Company, its subsidiaries and Affiliates. Executive acknowledges that the Company has a legitimate business interest and right in protecting its Confidential Information, business strategies, employee and customer relationships and goodwill, and that the Company would be seriously damaged by the disclosure of Confidential Information and the loss or deterioration of its business strategies, employee and customer relationships and goodwill. The Company acknowledges that Executive is a long serving executive in the industry and has acquired significant industry experience and knowledge during her career.

(b)  Executive acknowledges (i) that the business of the Company, its subsidiaries and Affiliates is national in scope and without geographical limitation within the United States and (ii) notwithstanding the jurisdiction of formation or principal office of the Company, its subsidiaries and Affiliates, or the location of any of their respective executives or employees (including, without limitation, Executive), it is expected that the Company and its subsidiaries and Affiliates will have business activities and have valuable business relationships within their respective industries throughout the United States. Executive also agrees and acknowledges that the potential harm to the Company of the non-enforcement of Sections 6, 7, 8, 9 and 12 outweighs any potential harm to Executive of its enforcement by injunction or otherwise. In addition, the Company agrees and acknowledges that the potential harm to the Executive of the non-enforcement of Section 12 outweighs any potential harm to the Company of its enforcement by injunction or otherwise.

(c)  Executive acknowledges that she has carefully read this Agreement and has given careful consideration to the restraints imposed upon Executive by this Agreement, and is in full accord as to the necessity of such restraints for the reasonable and proper protection of the Confidential Information, business strategies, employee and customer relationships and goodwill of the Company and its subsidiaries and Affiliates now existing or to be developed in the future. Executive expressly acknowledges and agrees that each and every restraint imposed by this Agreement is reasonable with respect to subject matter, time period and geographical area. Executive further acknowledges that although Executive’s compliance with the covenants contained in Sections 6 and 7 may prevent Executive from earning a livelihood in a business similar to the business of the Company, Executive’s experience and capabilities are such that Executive has other opportunities to earn a livelihood and adequate means of support for Executive and Executive’s dependents.

6. Restrictive Covenants. (a)  Noncompetition and Nonsolicitation. Executive agrees that Executive shall not, while an employee of the Company and during the one-year period following termination of employment (such one-year period, the “Restriction Period”), directly or indirectly, without the prior written consent of the Company:

(i)  engage in activities or businesses within the United States on behalf of any Person that is in competition with a portion of the Company’s business from which the Company derives at least 15% of its revenues based on the Company’s fiscal prior to the earlier of the activity or termination (“Competitive Activities”), including (A) selling goods or services of the type sold by the Company or any of its subsidiaries; (B) soliciting or attempting to solicit any customer or client or prospective customer or client of the Company or any of its subsidiaries or Limited Affiliates including, without limitation, actively sought prospective customers or clients, to purchase any goods or services of the specific type sold by the Company or any of its subsidiaries from anyone other than the Company or any of its subsidiaries; and (C) assisting any Person in any way to do, or attempt to do, anything prohibited by (A) or (B) above; provided, however, that the foregoing shall not prevent or be violated by Executive’s service in a non-competitive portion of a company or business enterprise which is engaged in Competitive Activities with the Company or, as a result thereof, owning compensatory equity in such a company or business enterprise engaged in Competitive Activities; or

(ii)  (A) solicit, recruit or hire any employees of the Company or any of its subsidiaries or Limited Affiliates or Persons who have worked for the Company or any of its subsidiaries or Limited Affiliates in the prior 6 months; (B) solicit or encourage any employee of the Company or any of its subsidiaries or Limited Affiliates to leave the employment of the Company or any of its subsidiaries or Limited Affiliates; or (C) intentionally interfere with the relationship of the Company or any of its subsidiaries or Limited Affiliates with any Person who or which is employed by or otherwise engaged to perform services for the Company or any of its subsidiaries or Limited Affiliates. The restrictions in this Section 6(a)(ii) shall not apply to (x) general solicitations that are not specifically directed to employees of the Company or any Limited Affiliate, (y) serving as a reference at the request of an employee or (z) actions taken in the good faith performance of her duties for the Company.

(iii)  Notwithstanding the foregoing provisions of this Section 6(a), in the event Executive’s employment hereunder terminates due to the expiration of the Term, the Restriction

Period shall not apply unless the Company provides Executive with at least 60 days advance written notice prior to the date of such expiration of its election to have the Restriction Period apply and in connection therewith agrees to pay the Executive $1,000,000 payable ratably over the Restriction Period in equal monthly installments.

The Restriction Period shall be tolled during (and shall be deemed automatically extended by) any period in which Executive is determined to be in violation of the provisions of this Section 6 by a relevant trier of fact, but only with respect to specific provisions to which the breach relates.

(b)  Notwithstanding anything to the contrary contained in this Agreement, the provisions of Section 6(a) shall not be deemed breached as a result of Executive’s passive ownership of: (i) less than an aggregate of 3% of any class of securities of a Person engaged, directly or indirectly, in Competitive Activities; provided, however, that such stock is listed on a national securities exchange, is quoted on the National Market System of NASDAQ or is otherwise publicly traded; (ii) less than an aggregate of 3% in value of any instrument of indebtedness of a Person engaged, directly or indirectly, in Competitive Activities; or (iii) less than 3% in interest in mutual funds, private equity funds, hedge funds and similar pooled entities that have interests in or are engaged, directly or indirectly, in Competitive Activities, so long as such investments are totally passive.

(c)  If a final and non-appealable judicial determination is made that any of the provisions of this Section 6 constitutes an unreasonable or otherwise unenforceable restriction against Executive, the provisions of this Section 6 will not be rendered void but will be deemed to be modified to the minimum extent necessary to remain in force and effect for the longest period and largest geographic area that would not constitute such an unreasonable or unenforceable restriction. Moreover, notwithstanding the fact that any provision of this Section 6 is determined not to be specifically enforceable, the Company will nevertheless be entitled to recover monetary damages as a result of Executive’s breach of such provision to the extent permitted by applicable law.

7. Nondisclosure of Confidential Information. (a)  Executive acknowledges that the Confidential Information obtained by Executive while employed by the Company and its subsidiaries and Affiliates is the property of the Company or its subsidiaries and Affiliates, as applicable. Therefore, Executive agrees that other than in connection with the good faith performance of her duties, Executive shall not disclose to any unauthorized Person or use for Executive’s own purposes any Confidential Information without the prior written consent of the Company, unless and to the extent that the aforementioned matters (i) become generally known in the relevant trade or industry or the public domain other than as a result of Executive’s acts or omissions in violation of this Agreement, (ii) become available to Executive on a non-confidential basis or (iii) were within Executive’s possession prior to its being obtained by Executive in the course of Executive’s employment with the Company; provided, however, that if Executive receives a request to disclose Confidential Information pursuant to a deposition, interrogation, request for information or documents in legal proceedings, subpoena, civil investigative demand, governmental or regulatory process or similar process, (A) Executive shall promptly notify in writing the Company, and reasonably consult with and reasonably assist the Company in seeking a protective order or request for other appropriate remedy, (B) in the event that such protective order or remedy is not obtained, or if the Company waives compliance with the terms hereof, Executive shall disclose only that portion of the Confidential Information that, according to Executive’s counsel, is legally required to be disclosed and (C) to the extent possible, the Company shall be given an opportunity to review the Confidential Information prior to disclosure thereof.

(b)  For purposes of this Agreement, “Confidential Information” means information and data concerning the business or affairs of the Company and its subsidiaries and Affiliates, including, without limitation, all business information (whether or not in written form) which relates to the Company, its subsidiaries or Affiliates, or their customers, suppliers or contractors or any other third parties in respect of which the Company or its subsidiaries or Affiliates has a business relationship or owes a duty of confidentiality, or their respective businesses or products, and which is not known to the public generally or within the industry other than as a result of Executive’s breach of this Agreement, including but not limited to:  technical information or reports; trade secrets; unwritten knowledge and “know-how”; operating instructions; training manuals; customer lists; customer buying records and habits; product sales records and documents, and product development, marketing and sales strategies; market surveys; marketing plans; profitability analyses; product cost; long-range plans; information relating to pricing, competitive strategies and new product development; information relating to any forms of compensation or other personnel-related information; contracts; and supplier lists. Confidential Information will not include such information known to Executive prior to Executive’s involvement with the Company or its subsidiaries or Affiliates or information rightfully obtained from a third party (other than pursuant to a breach by Executive of this Agreement). Without limiting the foregoing, Executive and the Company agree to keep confidential the existence of, and any information concerning, any dispute between Executive and the Company or its subsidiaries and Affiliates, except that Executive and the Company may disclose information concerning such dispute to the court that is considering such dispute or to Executive’s or the Company’s legal counsel or related advisors and experts (provided that such Persons may not disclose any such information other than as necessary to the prosecution or defense of such dispute)

(c)  Except as expressly set forth otherwise in this Agreement or to the extent previously disclosed by the Company, Executive agrees that Executive shall not disclose the terms of this Agreement, except (i) to Executive’s family and Executive’s financial and legal advisors, (ii) as may be required by law or ordered by a court or other governmental entity with subpoena power or (iii) as may be reasonably necessary for the Company to implement the terms of this Agreement. Executive further agrees that any disclosure to Executive’s financial and legal advisors will only be made after such advisors acknowledge and agree to maintain the confidentiality of this Agreement and its terms to the extent such advisors are not otherwise bound by a duty of non-disclosure; provided that if Executive has obtained such agreement and acknowledgement or to the extent the advisor is otherwise so bound, Executive shall have no liability for disclosure of such information by Executive’s financial and legal advisors that is made without Executive’s knowledge or involvement.

(d)  Executive further agrees that Executive will not improperly use or disclose any confidential information or trade secrets, if any, of any former employers or any other Person to whom Executive has an obligation of confidentiality, and will not bring onto the premises of the Company, its subsidiaries or Affiliates any unpublished documents or any property belonging to any former employer or any other Person to whom Executive has an obligation of confidentiality unless consented to in writing by the former employer or other Person.

8. Return of Property. Executive acknowledges that all notes, memoranda, specifications, devices, formulas, records, files, lists, drawings, documents, models, equipment, property, computer, software or intellectual property relating to the businesses of the Company and its subsidiaries and Affiliates, in whatever form (including electronic), and all copies thereof, that are received or created by Executive while an employee of the Company or its subsidiaries or Affiliates (including but not limited to Confidential Information) are and shall remain the property of the Company and its subsidiaries and Affiliates, and Executive shall immediately return such property to the Company upon the termination of Executive’s employment and, in any event, at the Company’s request. Executive further agrees that any property situated on the premises of, and owned by, the Company or its subsidiaries or Affiliates, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company’s personnel at any time with or without notice. Notwithstanding the foregoing, Executive shall be permitted to retain her rolodex and similar address books, including those in electronic form and the parties agree that the names and contact information therein are not Confidential Information.

9. Intellectual Property Rights. (a)  Executive agrees that the results and proceeds of Executive’s services for the Company or its subsidiaries or Affiliates (including, but not limited to, any trade secrets, products, services, processes, know-how, designs, developments, techniques, formulas, methods, developmental or experimental work, improvements, discoveries, inventions, ideas, source and object codes, programs, matters of a literary, musical, dramatic or otherwise creative nature, writings and other works of authorship) resulting from services performed while an employee of the Company and any works in progress, whether or not patentable or registrable under copyright or similar statutes, that were made or conceived or reduced to practice or learned by Executive, either alone or jointly with others (collectively, “Inventions”), shall be works-made-for-hire and the Company (or, if applicable or as directed by the Company, any of its subsidiaries or Affiliates) shall be deemed the sole owner throughout the universe of any and all trade secret, patent, copyright and other intellectual property rights (collectively, “Proprietary Rights”) of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, with the right to use the same in perpetuity in any manner the Company determines in its sole discretion, without any further payment to Executive whatsoever. If, for any reason, any of such results and proceeds shall not legally be a work-made-for-hire and/or there are any Proprietary Rights which do not accrue to the Company (or, as the case may be, any of its subsidiaries or Affiliates) under the immediately preceding sentence, then Executive hereby irrevocably assigns and agrees to assign any and all of Executive’s right, title and interest thereto, including any and all Proprietary Rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, to the Company (or, if applicable or as directed by the Company, any of its subsidiaries or Affiliates), and the Company or such subsidiaries or Affiliates shall have the right to use the same in perpetuity throughout the universe in any manner determined by the Company or such subsidiaries or Affiliates without any further payment to Executive whatsoever. As to any Invention that Executive is required to assign, Executive shall promptly and fully disclose to the Company all information known to Executive concerning such Invention.

(b)  Executive agrees that, from time to time, as may be reasonably requested by the Company and at the Company’s sole cost and expense, Executive shall do any and all things that the Company may reasonably deem useful or desirable to establish or document the Company’s exclusive ownership throughout the United States of America or any other country of any and all Proprietary Rights in any such Inventions, including the execution of appropriate copyright and/or patent applications or assignments. To the extent Executive has any Proprietary Rights in the Inventions that cannot be assigned in the manner described above, Executive unconditionally and irrevocably waives the enforcement of such Proprietary Rights. This Section 9(b) is subject to and shall not be deemed to limit, restrict or constitute any waiver by the Company of any Proprietary Rights of ownership to which the Company may be entitled by operation of law by virtue of the Company’s being Executive’s employer. Executive shall reasonably assist the Company in every proper and lawful way to obtain and from time to time enforce Proprietary Rights relating to Inventions in any and all countries. To this end, Executive shall execute, verify and deliver such documents and perform such other reasonable acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining, and enforcing such Proprietary Rights and the assignment thereof. In addition, Executive shall execute, verify, and deliver assignments of such Proprietary Rights to the Company or its designees. Executive’s obligation to assist the Company with respect to Proprietary Rights relating to such Inventions in any and all countries shall continue beyond the termination of Executive’s employment with the Company, provided that the Company shall compensate Executive at a reasonable rate after such termination for the time actually spent by Executive at the Company’s request on such assistance.

(c)  In the event the Company is unable for any reason, after reasonable effort, to secure Executive’s signature on any document required in connection with the actions specified in Section 9(b), Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney in fact, to act for and in Executive’s behalf to execute, verify and deliver any such documents and to do all other lawfully permitted acts to further the purposes of Section 9(b) with the same legal force and effect as if executed by Executive. Executive hereby waives and quitclaims to the Company any and all claims, of any nature whatsoever, that Executive now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

10. Notification of Subsequent Employer. Executive hereby agrees that prior to accepting employment with any other Person during any period during which Executive remains subject to any of the covenants set forth in Section 6, Executive shall provide such prospective employer with written notice of such provisions of this Agreement, with a copy of such notice delivered to the Company within a reasonable time thereafter.

11. Remedies and Injunctive Relief. The parties acknowledges that a violation by Executive or the Company of any of the covenants applicable to Executive or the Company and contained in Section 6, 7, 8, 9 or 12 would cause irreparable damage to Executive or the Company in an amount that would be material but not readily ascertainable, and that any remedy at law (including the payment of damages) would be inadequate. Accordingly, the parties agree that, notwithstanding any provision of this Agreement to the contrary, each party shall be entitled (without the necessity of showing economic loss or other actual damage) to injunctive relief (including temporary restraining orders, preliminary injunctions and/or permanent injunctions) in any court of competent jurisdiction for any actual or threatened breach of any of the covenants set forth in Section 6, 7, 8, 9 or 12 in addition to any other legal or equitable remedies either may have. The preceding sentence shall not be construed as a waiver of the rights that the parties may have for damages under this Agreement or otherwise, and all of the rights held by either Executive or the Company shall be unrestricted.

12. Nondisparagement. Executive shall not, whether in writing or orally, directly or indirectly, criticize, denigrate or disparage Ripplewood, the Company, its subsidiaries or Affiliates or their respective predecessors and successors, or any of the current or former directors, officers, employees, or, in their capacity as such, any of the current or former shareholders, partners, members, agents or representatives of any of the foregoing, with respect to any of their respective past or present activities, or otherwise publish (whether in writing or orally) statements that tend to portray any of the aforementioned parties in an unfavorable light; provided that the foregoing shall only apply with respect to persons that Executive knows or reasonably should know are covered thereby and shall not apply to statements made by Executive in the reasonable good faith performance of her duties while employed by the Company; provided further than nothing herein shall create any right or cause of action with respect to any third party. Tim Collins, Harvey Golub, the managing director in charge of Ripplewood’s investment in the Company, the Company’s directors, its chief executive officer and his or her direct reports shall not, and the Company shall take all reasonable measures to ensure that the directors, officers and employees of the Company and its subsidiaries and Affiliates shall not, whether in writing or orally, directly or indirectly, criticize, denigrate or disparage Executive with respect to her respective past or present activities, or otherwise publish (whether in writing or orally) statements that tend to portray her in an unfavorable light; provided that the foregoing shall not apply to statements made by the foregoing persons in the reasonable good faith performance of their duties while rendering services with respect to the Company while Executive is in the employ of the Company. The foregoing provisions of this Section 12 shall cease to apply 2 years after the end of Executive’s employment with the Company and shall not apply to truthful testimony, normal competitive-type statements, statements not made with an intent to damage the other party or statements made in rebuttal of statements made by the other party.

13. Representations of Executive. (a)  Executive represents, warrants and covenants that (i) Executive has the full right, authority and capacity to enter into this Agreement and perform Executive’s obligations hereunder, (ii) Executive is not bound by any agreement that conflicts with or prevents or restricts the full performance of Executive’s duties and obligations to the Company hereunder during or after the Term and (iii) the execution and delivery of this Agreement shall not result in any breach or violation of, or a default under, any existing obligation, commitment or agreement to which Executive is subject.

(b)  Prior to execution of this Agreement, Executive was advised by the Company of Executive’s right to seek independent advice from an attorney of Executive’s own selection regarding this Agreement. Executive acknowledges that Executive has entered into this Agreement knowingly and voluntarily and with full knowledge and understanding of the provisions of this Agreement after being given the opportunity to consult with counsel. Executive further represents that in entering into this Agreement, Executive is not relying on any statements or representations made by any of the Company’s directors, officers, employees or agents which are not expressly set forth herein, and that Executive is relying only upon Executive’s own judgment and any advice provided by Executive’s attorney.

14. Cooperation. Executive agrees that, upon reasonable notice and without the necessity of the Company obtaining a subpoena or court order, Executive shall provide reasonable cooperation in connection with any suit, action or proceeding (or any appeal from any suit, action or proceeding), and any investigation and/or defense of any claims asserted against the Company or any of its subsidiaries or Affiliates, which relates to events occurring during Executive’s employment with the Company, its subsidiaries and Affiliates as to which Executive may have relevant information (including but not limited to furnishing relevant information and materials to the Company or its designee and/or providing testimony at depositions and at trial). With respect to such cooperation occurring following termination of employment, the Company shall compensate Executive at a reasonable per diem rate to be mutually agreed (other than with regard to actual testimony), as well as reimburse Executive, on an after-tax basis, for expenses reasonably incurred in connection therewith, including legal fees, provided that any such cooperation occurring after the termination of Executive’s employment shall be scheduled to the extent reasonably practicable so as not to unreasonably interfere with Executive’s business or personal affairs.

15. Withholding. The Company may deduct and withhold from any amounts payable under this Agreement such Federal, state, local, foreign or other taxes as are required or permitted to be withheld pursuant to any applicable law or regulation.

16. Section 409A of the Code. (a)    It is intended that the provisions of this Agreement comply with Section 409A, and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. If any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause Executive to incur any additional tax or interest under Section 409A, the Company shall, after consulting with Executive, reform such provision to comply with Section 409A, provided that the Company agrees to maintain, to the maximum extent practicable, the original intent and economic benefit to Executive of the applicable provision without violating the provisions of Section 409A. The Company shall timely amend any plan or program in which Executive participates to bring it in compliance with Section 409A.

(b)  A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” (within the meaning of Section 409A) and, for purposes of any such provision of this Agreement, references to a “termination” or “termination of employment” shall mean separation from service. If Executive is deemed on the date of termination of her employment to be a “specified employee”, within the meaning of that term under Section 409A(a)(2)(B) of the Code and using the identification methodology selected by the Company from time to time (or if none, the default methodology), then with regard to any payment or the providing of any benefit made subject to this Section 16, and any other payment or the provision of any other benefit that is required to be delayed in compliance with Section 409A(a)(2)(B) of the Code, such payment or benefit shall not be made or provided prior to the earlier of (i) the expiration of the six-month period measured from the date of Executive’s separation from service or (ii) the date of Executive’s death. On the first day of the seventh month following the date of Executive’s separation from service or, if earlier, on the date of her death, all payments delayed pursuant to this Section 16(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. In addition to the foregoing, to the extent required by Section 409A(a)(2)(B) of the Code, the payment of any compensation (other than amounts accrued as of the date of SFS Disability (as defined below) that are paid at such time as they otherwise would have been paid) to Executive under this Agreement shall be suspended for a period of six months commencing at such time that Executive shall be deemed to have had, prior to the occurrence of a Disability termination as provided in Section 4(a)(i) hereof, a separation from service because either (A) a sick leave ceases to be a bona fide sick leave of absence, or (B) the permitted time period for a sick leave of absence expires (an “SFS Disability”), without regard to whether such SFS Disability actually results in a Disability termination. Promptly following the expiration of such six-month period, all compensation suspended pursuant to the foregoing sentence (whether it would have otherwise been payable in a single sum or in installments in the absence of such suspension) shall be paid or reimbursed to Executive in a lump sum.

(c)  If any action on the part of the Board relating to any award of compensation, including equity compensation or benefits, causes Executive to incur any additional tax or interest under Section 409A, the Company shall indemnify and hold harmless, on an after-tax basis, Executive from and against any accelerated or additional tax (including interest and penalties with respect thereto) that may be imposed on Executive by reason thereof; provided that Executive shall not compromise or settle any claim relating to Section 409A without the Company’s written consent. Any payment or reimbursement for taxes made pursuant this Section 16(c) shall be paid to Executive no later than the end of the calendar year next following the calendar year in which the applicable tax is paid by Executive.

(d)  Notwithstanding anything to the contrary herein, Executive’s rights under this Section 16 shall survive the termination of her employment for any reason and the termination or expiration of this Agreement for any reason.

(e)  With regard to any provision herein that provides for reimbursement of expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect.

17. Parachute Payments and Excise Taxes. (a)    So long as the Company is described in Section 280G(b)(5)(A)(ii)(I) of the Code, if any payment or benefit (within the meaning of Section 280G(b)(2) of the Code), to Executive or for Executive’s benefit paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise in connection with, or arising out of, Executive’s employment with the Company or a change in ownership or effective control of the Company or of a substantial portion of its assets (any such payment or benefit, a “Parachute Payment”), would be subject to the excise tax imposed by Section 4999 of the Code, or if any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then Executive will be entitled to receive additional payments (a “Gross-Up Payment”) in an amount equal to the Excise Taxes imposed upon the Parachute Payment and the Gross-Up Payment. Except as expressly provided in this Section 17(a), Executive shall not be entitled to any additional payments in connection with any Parachute Payments or Gross-Up Payments, including any reimbursement for the income tax thereon, so long as the Company is described in Section 280G(b)(5)(A)(ii)(I).

(b)  If the Company is not described in Section 280G(b)(5)(A)(ii)(I) of the Code, and if Executive shall become entitled to a Parachute Payment, which Parachute Payment will be subject to the Excise Tax, subject to Section 17(e) below, then the Company shall pay to Executive at the time specified below (i) a Gross-Up Payment such that the net amount retained by Executive, after deduction of any Excise Tax on the Parachute Payment and any Federal, state, and local income or payroll tax upon the Gross-Up Payment provided for by this paragraph, but before deduction for any Federal, state, and local income or payroll tax on the Parachute Payment, shall be equal to the Parachute Payment, and (ii) an amount equal to the product of any deductions disallowed for Federal, state or local income tax purposes because of the inclusion of the Gross-Up Payment in Executive’s adjusted gross income multiplied by the highest applicable marginal rate of Federal, state or local income taxation, respectively, for the calendar year in which the Gross-Up Payment is to be made.

(c)  Notwithstanding the foregoing, if it shall be determined that Executive is entitled to a Gross-Up Payment, but that if the Parachute Payment (other than that portion valued under Treasury Regulation Section 1.280G, Q&A 24(c)) (the “Cash Payment”) is reduced by the amount necessary such that the receipt of the Cash Payment would not give rise to any Excise Tax (the “Reduced Payment”) and the Reduced Payment would not be less than 90% of the Cash Payment, then no Gross-Up Payment shall be made to Executive and the Cash Payments, in the aggregate, shall be reduced to the Reduced Payments. If the Reduced Payment is to be effective, payments shall be reduced in the following order (i) any cash severance based on a multiple of Base Salary or Annual Bonus, (ii) any other cash amounts payable to Executive, (iii) any benefits valued as parachute payments, (iv) acceleration of vesting of any Stock Options for which the exercise price exceeds the then fair market value, and (v) acceleration of vesting of any equity not covered by subsection (iv) above, unless Executive elects another method of reduction by written notice to the Company prior to the change of ownership or effective control.

(d)  In the event that the Internal Revenue Service or court ultimately makes a determination that the excess parachute payments plus the base amount is an amount other than as determined initially, an appropriate adjustment shall be made with regard to the Gross-Up Payment or Reduced Payment, as applicable to reflect the final determination and the resulting impact on whether the preceding Section 17(c) applies.

(e)  For purposes of determining whether any of the Parachute Payments and Gross-Up Payments (collectively the “Total Payments”) will be subject to the Excise Tax and the amount of such Excise Tax, (i) the Total Payments shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “parachute payments” in excess of the “base amount” (as defined under Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless and except to the extent that, in the opinion of the Company’s independent certified public accountants appointed prior to any change in ownership (as defined under Section 280G(b)(2) of the Code) or tax counsel selected by such accountants or the Company (the “Accountants”), there is a reasonable reporting position that such Total Payments (in whole or in part) either do not constitute “parachute payments,” including giving effect to the recalculation of stock options in accordance with Treasury Regulation Section 1.280G-1, Q&A 33, represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the “base amount” or are otherwise not subject to the Excise Tax, and (ii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Section 280G of the Code.  To the extent permitted under Revenue Procedure 2003-68, the value determination shall be recalculated to the extent it would be beneficial to Executive.  All determinations hereunder shall be made by the Accountants which shall provide detailed supporting calculations both to the Company and Executive at such time as they are requested by the Company or Executive.  If the Accountants determine that payments under this Agreement must be reduced pursuant to this paragraph, they shall furnish Executive with a written opinion to such effect.  The determination of the Accountants shall be final and binding upon the Company and Executive.

(f)  For purposes of determining the amount of the Gross-Up Payment, Executive’s marginal blended rates of Federal, state and local income taxation in the calendar year in which the change in ownership or effective control that subjects Executive to the Excise Tax occurs shall be used.  In the event that the Excise Tax is subsequently determined by the Accountants to be less than the amount taken into account hereunder at the time the Gross-Up Payment is made, Executive shall repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the prior Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax and Federal, state and local income tax imposed on the portion of the Gross-up Payment being repaid by Executive if such repayment results in a reduction in Excise Tax or a Federal, state and local income tax deduction), plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code.  Notwithstanding the foregoing, in the event any portion of the Gross-Up Payment to be refunded to the Company has been paid to any Federal, state and local tax authority, repayment thereof (and related amounts) shall not be required until actual refund or credit of such portion has been made to Executive, and interest payable to the Company shall not exceed the interest received or credited to Executive by such tax authority for the period it held such portion.  Executive and the Company shall mutually agree upon the course of action to be pursued (and the method of allocating the expense thereof) if Executive’s claim for refund or credit from such tax authority is denied.

(g)  In the event that the Excise Tax is later determined by the Accountants or the Internal Revenue Service to exceed the amount taken into account hereunder at the time the Gross-Up Payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest or penalties payable with respect to such excess) at the time that the amount of such excess is finally determined.

(h)  The Gross-up Payment or portion thereof provided for above shall be paid not later than the sixtieth day following a change in ownership or effective control covered by Section 280G(b)(2) of the Code that subjects Executive to the Excise Tax; provided, however, that if the amount of such Gross-up Payment or portion thereof cannot be finally determined on or before such day, the Company shall pay to Executive on such day an estimate, as determined in good faith by the Accountant, of the minimum amount of such payments and shall pay the remainder of such payments, subject to further payments pursuant to Section 17(d), as soon as the amount thereof can reasonably be determined, but in no event later than the ninetieth day after the occurrence of the event subjecting Executive to the Excise Tax.  In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, subject to Section 17(l), such excess shall constitute a loan by the Company to Executive, payable on the fifth day after demand by the Company (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).

(i)  In the event of any controversy with the Internal Revenue Service (or other taxing authority) with regard to the Excise Tax, Executive shall permit the Company to control issues related to the Excise Tax (at its expense), but Executive shall control any other issues unrelated to the Excise Tax.  In the event that the issues are interrelated, Executive and the Company shall cooperate in good faith.  In the event of any conference with any taxing authority as to the Excise Tax or associated income taxes, Executive shall permit the representative of the Company to accompany Executive, and Executive and her representative shall cooperate with the Company and its representative.

(j)  The Company shall be responsible for all charges of the Accountant.

(k)  The Company and Executive shall promptly deliver to each other copies of any written communications, and summaries of any verbal communications, with any taxing authority regarding the Excise Tax covered by this provision.

(l)  Nothing in this Section 17 is intended to violate the Sarbanes-Oxley Act and to the extent that any advance or repayment obligation hereunder would do so, such obligation shall be modified so as to make the advance a nonrefundable payment to Executive and the repayment obligation null and void.

(m)  Notwithstanding the foregoing, any payment or reimbursement made pursuant to Section 17(a), 17(b), 17(d), 17(f) or 17(g) shall be paid to the Executive promptly and in no event later than the end of the calendar year next following the calendar year in which the related tax is paid by the Executive.

18.  Assignment.  (a)    This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive, except for the assignment by will or the laws of descent and distribution of any accrued pecuniary interest of Executive, and any assignment in violation of this Agreement shall be void.

(b)  This Agreement shall be binding on, and shall inure to the benefit of, the parties to it and their respective heirs, legal representatives, successors and permitted assigns

(including, without limitation, in the event of Executive’s death, Executive’s estate and heirs in the case of any payments due to Executive hereunder).

(c)  Executive acknowledges and agrees that all of Executive’s covenants and obligations to the Company, as well as the rights of the Company hereunder, shall run in favor of and shall be enforceable by the Company and its successors and assigns, provided that the successor or assignee is the successor to all or substantially all of the assets of the Company and such assignee or successor assumes the rights and duties of the Company as contained in this Agreement, either contractually or as a matter of law.

19.  Indemnification and Insurance; Legal Expenses.  During the Term and for so long thereafter as liability exists with regard to Executive’s activities during the Term on behalf of the Company, its Affiliates, or as a fiduciary of any benefit plan of any of them, the Company shall indemnify Executive to the fullest extent permitted by applicable law (other than in connection with Executive’s gross negligence or willful misconduct), and shall pay, or reimburse Executive for, reasonable attorneys’ fees and expenses as such fees and expenses are incurred, which amounts shall be paid or reimbursed as soon as practicable after Executive incurs such fees and expenses and submits documentation thereof (which shall be submitted within ninety (90) days of the incurrence of the fees or expenses), but in no event later than the Short-Term Deferral Date (subject to an undertaking from Executive to repay such advances if it shall be finally determined by a judicial decision which is not subject to further appeal that Executive was not entitled to the reimbursement of such fees and expenses).  During the Term and thereafter while liability exists, Executive shall be entitled to the protection of any insurance policies the Company shall elect to maintain generally for the benefit of its directors and officers (“Directors and Officers Insurance”) against all costs, charges and expenses incurred or sustained by her in connection with any action, suit or proceeding to which she may be made a party by reason of her being or having been a director, officer or employee of the Company or any of its Affiliates or her serving or having served any other enterprise or benefit plan as a director, officer, fiduciary or employee at the request of the Company (other than any dispute, claim or controversy arising under or relating to this Agreement), provided that Executive shall, in all cases, be entitled to Directors and Officers Insurance coverage no less favorable than that (if any) then currently provided to any other present or former director or officer of the Company.

20.  No Mitigation; No Offset.  Executive shall not be required to seek other employment or otherwise mitigate the amount of any payments to be made by the Company pursuant to this Agreement.  The payments provided pursuant to this Agreement shall not be reduced by any compensation earned by Executive as the result of employment by another employer after the termination of Executive’s employment or otherwise.  Except as specifically provided in this Agreement, the Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Executive or others.

21.  Governing Law.  This Agreement shall be deemed to be made in the State of New York, and the validity, interpretation, construction, and performance of this Agreement in all respects shall be governed by the laws of the State of New York without regard to its principles of conflicts of law.  No provision of this Agreement or any related document will be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or drafted such provision.

22.  Consent to Jurisdiction.  (a)  Except as otherwise specifically provided herein, Executive and the Company each hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York (or, if subject matter jurisdiction in that court is not available, in any state court located within the Borough of Manhattan, New York) over any dispute arising out of or relating to this Agreement.  Except as otherwise specifically provided in this Agreement, the parties undertake not to commence any suit, action or proceeding arising out of or relating to this Agreement in a forum other than a forum described in this Section 22(a); provided, however, that nothing herein shall preclude the Company from bringing any suit, action or proceeding in any other court for the purposes of enforcing the provisions of this Section 22 or enforcing any judgment obtained by the Company.

(b)  The agreement of the parties to the forum described in Section 22(a) is independent of the law that may be applied in any suit, action, or proceeding and the parties agree to such forum even if such forum may under applicable law choose to apply non-forum law.  The parties hereby waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding brought in an applicable court described in Section 22(a), and the parties agree that they shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.  The parties agree that, to the fullest extent permitted by applicable law, a final and non-appealable judgment in any suit, action or proceeding brought in any applicable court described in Section 22(a) shall be conclusive and binding upon the parties and may be enforced in any other jurisdiction.

(c)  The parties hereto irrevocably consent to the service of any and all process in any suit, action or proceeding arising out of or relating to this Agreement by the mailing of copies of such process to such party at such party’s address specified herein.  In addition, Executive irrevocably appoints the General Counsel of the Company as Executive’s agent for service of process in connection with any suit, action or proceeding, who shall promptly advise Executive of any such service of process.

(d)  The prevailing party in an action hereunder, as determined by the applicable court, shall be entitled to recover reasonable legal fees and related costs from the other party; provided that such fees and costs are incurred prior to the fifth anniversary of the expiration of the Term, and that in the event the Company is entitled to recover such fees and costs from Executive, the amount of such recovery shall be limited to $150,000.  In the event that Executive is entitled to recover such fees and costs all such amounts shall be paid to her within thirty (30) days after the award of such fees and costs by the applicable court.

23.  Amendment; No Waiver.  No provisions of this Agreement may be amended, modified, waived or discharged except by a written document signed by Executive and a duly authorized officer of the Company (other than Executive).  The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.  No failure or delay by either party in exercising any right or power hereunder will operate as a waiver thereof, nor will any single or partial exercise of any such right or power, or any abandonment of any steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.

24.  Severability.  If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any applicable law or public policy, all other conditions and provisions of this Agreement shall nonetheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

25.  Entire Agreement.  This Agreement (including the Exhibits hereto and any other agreements or side letters entered into simultaneously with or following the date hereof that specifically provide that they are intended to modify or supplement this Agreement) constitutes the entire agreement and understanding between the Company and Executive with respect to the subject matter hereof and supersedes all prior agreements and understandings (whether written or oral), between Executive and the Company, relating to such subject matter.  None of the parties shall be liable or bound to any other party in any manner by any representations and warranties or covenants relating to such subject matter except as specifically set forth herein.

26.  Survival.  The rights and obligations of the parties under the provisions of this Agreement shall survive, and remain binding and enforceable, notwithstanding the expiration of the Term, the termination of this Agreement, the termination of Executive’s employment hereunder or any settlement of the financial rights and obligations arising from Executive’s employment hereunder, to the extent necessary to preserve the intended benefits of such provisions.

27.  Notices.  All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by facsimile or sent, postage prepaid, by registered, certified or express mail or overnight courier service and shall be deemed given when so delivered by hand or facsimile, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service) to the parties at the following addresses or facsimiles (or at such other address for a party as shall be specified by like notice):

If to the Company:	The Reader’s Digest Association, Inc. Roaring Brook Road Pleasantville, New York 10570 Attention: Board of Directors and General Counsel Fax: 914-244-5644

With a copy to:	Ripplewood Holdings L.L.C. One Rockefeller Plaza, 32nd Floor New York, NY 10020 Attention: Christopher Minnetian Fax: 212-218-2769

If to Executive:	To the address last shown on the records of the Company

Notices delivered by facsimile shall have the same legal effect as if such notice had been delivered in person.

28.  Headings and References.  The headings of this Agreement are inserted for convenience only and neither constitute a part of this Agreement nor affect in any way the meaning or interpretation of this Agreement.  When a reference in this Agreement is made to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.

29.  Counterparts.  This Agreement may be executed in one or more counterparts (including via facsimile and electronic image scan (pdf)), each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

IN WITNESS WHEREOF, this Agreement has been executed by the parties as of the date first written above.

THE READER’S DIGEST ASSOCIATION, INC.,

by	/s/ Harvey Golub
Name: Harvey Golub
Title: Chairman of the Board

MARY BERNER
/s/ Mary Berner